Exhibit 99(a)(1)(B)
Sample Announcement Email to Eligible Employees Only
To: Eligible employees
From: Jennifer Chaloemtiarana, General Counsel
Date: 1/12/16, 8AM
Subject: PLEASE READ: Option Exchange Program

IMPORTANT: Please read below and take action before 11:59PM Eastern time (8:59PM Pacific time) on February 24, 2016 if you choose to participate in the Option Exchange Program.

Dear <employee name>,

You are receiving this email because you are eligible to participate in a new option exchange program, which launches today. You will hear more about it in the All-Hands meeting this Friday. Until then, please read this entire email carefully, as it contains important information about this voluntary program.

OPTION EXCHANGE PROGRAM INFORMATION & WEBSITE

Castlight’s Option Exchange Program enables you to exchange your option award(s) that have an exercise price of $6.76 or higher for new option award(s). We highly encourage you to read the documents we filed with the Securities and Exchange Commission (called the “offering materials”), available on the Option Exchange Program website, which you can access with this information:

•	Use your Castlight email address.

•	Your initial password is xxxx.
You will be required to reset your password during your initial login.

The offering materials go into significant details of the program, including important deadlines, and will help you understand the risks and benefits and terms and conditions of the offer.

In addition to reading more about the program, you may also use the Option Exchange Program website to participate in the program, change a prior election, or withdraw your election before the expiration of the offering period at 11:59PM Eastern time (8:59PM Pacific time) on February 24, 2016.

ELIGIBILITY

All employees who hold options with an exercise price of $6.76 or above and are continuously employed by Castlight Health, Inc. through the expiration of the offering period are eligible. However, our CEO, COO/CFO, and board of directors have excluded themselves from this program and may not exchange their option award(s).

EXCHANGE DETAILS
As more fully described in the offering materials, some key features of the new options will include:

•	Exchange Ratio: Eligible options tendered through the Option Exchange Program will be exchanged for new options on a 1-for-1 basis.

•
Strike Price: Closing sale price of Castlight’s Class B common stock, as reported on The New York Stock Exchange, on the grant date of the new options, which will be the day the offering period closes, which we currently expect to be Wednesday, February 24, 2016;

•	Vesting Period: New five-year period, vesting in 60 equal monthly installments, with no cliff; any vesting that you accrued on your existing option awards will be forfeited if you accept the new option award(s);

•	Class B Shares: The new options will be exercisable for shares of Class B common stock, even if the options you exchange are exercisable for higher-vote Class A common stock;

•
Type of Option: New options will be granted as Incentive Stock Options (ISOs) to the maximum extent permitted by US tax rules, and will be granted as non-statutory stock options (NSOs) to the extent that they cannot be granted as ISOs; and

•	Option Term: New ten-year term.
TIMING AND DEADLINES

•
The offering period begins today and is scheduled to expire at 11:59PM Eastern time (8:59PM Pacific time) on Wednesday, February 24, unless Castlight is required or decides to extend the offering period to a later date.

•
Employees who wish to participate in the Option Exchange Program must elect to participate during this window through the Option Exchange Program website (except in limited circumstances, a paper election form will be accepted). We will not accept any elections after the offering period closes.

•	Based on our expected timeline, employees will be granted a new option in exchange for each eligible option tendered for exchange on the day the offering period closes.

LEARN MORE

There are many things to consider when deciding whether or not to participate in this program, and we encourage you to carefully read the offering materials before deciding to participate. We also encourage you to speak with your financial, legal, or tax advisors as necessary, before deciding whether to participate in this program.

Castlight makes no recommendation as to whether you should participate in the Option Exchange Program. You must make your own decision whether to participate.

It’s important to note that management and the board examined several alternatives and determined the best way to encourage our employees to help Castlight reach its mission of changing lives for the better and provide the best returns for our stockholders is to offer each eligible employee an opportunity to participate in this option exchange program.

QUESTIONS?

Please address questions to exchange@castlighthealth.com or bring them to this Friday’s All-Hands.

Best regards,
Jennifer